Exhibit 10.3(a)

SECOND AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain Amended and Restated Employment Agreement dated as of January 1, 2006, as previously amended (the “Agreement”) is made and entered into on October 17, 2006, effective as of January 1, 2006 (the “Effective Date”) by and between Placer Sierra Bancshares, a California corporation (the “Company”) and Ronald W. Bachli (the “Executive”) (collectively sometimes referred to as the “Parties”).

WHEREAS, the Company and the Executive have determined that certain provisions of the Agreement contain transcription errors, and the Company and the Executive desire to correct such errors in order to conform the Agreement to the intent of the Parties; and

WHEREAS, the Company and the Executive have determined that additional corrections should be made to the Agreement during the corrective amendment period prescribed by Internal Revenue Service guidance and proposed regulations under Section 409A of the Internal Revenue Code, in order to conform the Agreement to the intent of the Parties and the requirements of Section 409A of the Internal Revenue Code;

NOW THEREFORE, the Parties hereby agree to amend the Agreement as follows:

1. Each occurrence of the reference to “Section 2(b)(vi)” in Sections 2(b)(vii) and 4 of the Agreement is hereby replaced with “Section 2(b)(vii)”.

2. Each occurrence of the clause “(unless an election to receive the retirement benefit in some other manner is timely made in accordance with Section 2(b)(vi))” in Section 4 of the Agreement is hereby deleted.

3. The last sentence in each of Section 4(a)(i) and Section 4(b)(i) is hereby deleted and replaced with the following:

“The Company shall pay such amount on or before the 15th day following the Company’s receipt of Executive’s duly executed and unrevoked Release; provided, however, that if such payment otherwise would be made within the first six (6) months following termination of Executive’s employment with the Company, such payment shall instead be made on the first day of the seventh month following such termination. Notwithstanding the foregoing, no such lump sum payment shall be made unless the duly executed and unrevoked Release is delivered to the Company no later than two (2) months following the end of the calendar year in which Executive’s employment termination occurs.

4. All other terms and conditions of the Agreement shall remain in full force and effect.

In witness whereof, the Executive has hereunto set his hand and, pursuant to the authorization from the Board of Directors of the Company, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

PLACER SIERRA BANCSHARES

By:	/s/ Robert J. Kushner
Name:	Robert J. Kushner
Title:	Chairman of the Compensation Committee of the Board of Directors
Date:	October 17, 2006

/s/ Ronald W. Bachli
RONALD W. BACHLI
Date: October 17, 2006